EXHIBIT 99.C

                                   Item 99.77C


              Aon Funds (the "Trust") Report of Shareholder Meeting

     On July 26, 2000, a special meeting of shareholders was held. A total of 977,387,354.000 shares of the Money Market Fund, 14,405,190.577 shares of the Government Securities Fund, 11,152,456.805 shares of the Asset Allocation Fund, and 2,313,514.000 shares of the REIT Index Fund were represented at this meeting in person totaling 1,005,258,515.382 total shares of the Trust.

     At the meeting the following trustees were elected by the shareholders of the four funds voting together:

                Name                     For            Against    Abstain
                ----                     ---            -------    -------
          Diane M. Aigotti         1,005,258,515.382      0.000      0.000
          Michael A. Cavataio      1,005,258,515.382      0.000      0.000
          Michael A. Conway        1,005,258,515.382      0.000      0.000
          James H. Harris          1,005,258,515.382      0.000      0.000
          Carleton D. Pearl        1,005,258,515.382      0.000      0.000
          Charles A. Tribbett      1,005,258,515.382      0.000      0.000

These trustees comprise the entire board of trustees of the Trust as of July 26, 2000. On December 13, 2000, the board of trustees increased the number of authorized trustees of the Trust from six to seven, pursuant to Article VI,
Section 1 of the Agreement and Declaration of Trust of Aon Funds, and then elected Ellen S. Alberding as a trustee of the Trust, to hold office until the next meeting of shareholders of the Trust or until her successor is elected and qualified.

     The shareholders of each of the Money Market Fund, Government Securities Fund, Asset Allocation Fund and REIT Index Fund approved respective proposed new investment advisory agreement between the Trust on behalf of each such fund and Aon Advisors, Inc., the Trust's investment adviser, as follows

                Fund                        For            Against    Abstain
                ----                        ---            -------    -------
          Money Market Fund            977,387,354.000       0.000      0.000
          Government Securities Fund    14,405,190.577       0.000      0.000
          Asset Allocation Fund         11,152,456.805       0.000      0.000
          REIT Index Fund               2,313,514.000        0.000      0.000

     The shareholders of the four funds voting together ratified the selection of Ernst & Young LLP as independent public accountants for the Trust for the 2000 fiscal year, as follows:

                Item                            For          Against   Abstain
                ----                            ---          -------   -------
          Ratification of Ernst & Young   1,005,258,515.382    0.000     0.000


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